Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Houston, Texas (Wednesday, March 15, 2023) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”), a company engaged in marketing, transportation, logistics and repurposing of crude oil, refined products and dry bulk materials, today announced operational and financial results for the quarter and year ended December 31, 2022.

Q4 2022 Financial Highlights

•Total revenue of $747.7 million for the fourth quarter of 2022, versus $644.8 million for the fourth quarter of 2021. Net losses were $7.3 million, or a loss of $2.30 per diluted common share compared to net earnings of $2.8 million, or $0.64 per diluted common share for the fourth quarter of 2021. The losses were primarily driven by incremental costs of approximately $5.4 million during the fourth quarter of 2022 relating to the acquisition of the Firebird Bulk Carriers, Inc. (“Firebird”) and Phoenix Oil, Inc. (“Phoenix”) businesses, KSA Industries, Inc. and related family member share repurchases, insurance accrual increases, credit facility changes and inventory changes.

•Net cash used in operating activities of $2.1 million for the fourth quarter of 2022, versus net cash generated by operating activities of $16.8 million for the fourth quarter of 2021. The decrease was primarily driven by the timing of receipts and payments of cash to customers, changes in working capital and lower cash-based earnings in the 2022 period.

•Adjusted net losses of $2.7 million, or an adjusted loss of $0.85 per diluted common share, for the fourth quarter of 2022, compared to adjusted net earnings of $2.8 million, or $0.64 per diluted common share, for the fourth quarter of 2021. The 2022 period includes the incremental costs expenses noted above.

•Adjusted cash flow of $3.4 million for the fourth quarter of 2022, versus $8.6 million for the fourth quarter of 2021.

•Cash and cash equivalents position was $20.5 million at December 31, 2022 versus $97.8 million at December 31, 2021, the decrease was primarily due to the cash payment for the repurchase of common shares from KSA and related family members on October 31, 2022, as well as the cash payment for the acquisition of Firebird/Phoenix on August 12, 2022.

•Adams’ financial flexibility consists of liquidity of $72.1 million at December 31, 2022, including cash and cash equivalents and $51.6 million available under the Company’s $60.0 million credit agreement with Cadence Bank.

Full Year 2022 Financial Highlights

•Net earnings of $3.5 million, or $0.85 per diluted common share, on revenues of $3.37 billion for the full year 2022, compared to $11.9 million, or $2.75 per diluted common share, on revenues of $2.03 billion for the full year 2021.

•Net cash provided by operating activities of $13.8 million for the full year 2022, compared to $81.0 million for the full year 2021. The decrease was primarily driven by higher cash payments to customers, changes in working capital and lower cash-based earnings in 2022.

•Adjusted net earnings of $4.2 million, or $1.02 per diluted common share, for the full year 2022, compared to $3.8 million, or $0.88 per diluted common share, for the full year 2021.

•Adjusted cash flow of $29.0 million for the full year 2022, compared to $25.2 million for the full year 2021.

Adjusted net earnings (losses), adjusted earnings (losses) per diluted common share and adjusted cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled in the financial tables below.

Additional Operational Highlights

•Adams’ crude oil marketing subsidiary, GulfMark Energy, Inc. (“GulfMark”), marketed 99,441 barrels per day (“bpd”) of crude oil during the fourth quarter of 2022, compared to 91,640 bpd during the fourth quarter of 2021 and 91,878 bpd for the third quarter of 2022. For the full year 2022, GulfMark marketed 94,873 bpd of crude oil versus 89,061 bpd for the full year 2021.

•The collective fleet of Service Transport Company (“Service Transport”), Adams’ liquid chemicals, pressurized gases, asphalt and dry bulk transportation subsidiary, traveled 6.07 million miles during the fourth quarter of 2022, versus 6.79 million miles during the fourth quarter of 2021 and 6.78 million miles during the third quarter of 2022. For the full year 2022, Service Transport traveled 26.5 million miles versus 27.9 million miles for the full year 2021.

•Adams’ crude oil pipeline and storage segment, which includes the Victoria Express Pipeline System (“VEX Pipeline System”), throughput increased to 10,615 bpd for the fourth quarter of 2022, versus 9,988 bpd for the fourth quarter of 2021 and 9,963 bpd for the third quarter of 2022. Terminalling volumes grew to 10,833 bpd for the fourth quarter of 2022, versus 10,282 bpd for the fourth quarter of 2021 and 9,716 bpd for the third quarter of 2022. For the full year 2022, pipeline throughput increased to 11,084 bpd versus 7,670 bpd for the full year 2021, while terminalling volumes increased to 11,296 bpd for 2022 versus 8,132 bpd for 2021. Additionally, during the fourth quarter of 2022, construction began on the VEX Pipeline System to the Max Midstream system. Construction is expected to be completed and the connection operational by the end of the second quarter or early into third quarter of 2023.
•Adams’ newly added logistics and repurposing segment, which includes the Firebird/Phoenix businesses acquired in August 2022, had an immediate positive impact on quarterly and full year 2022 cash flow. Fourth quarter results mark the first full quarter of contribution from these new businesses.

•Paid dividends totaling $0.96 per common share in 2022. The Company has consistently paid a dividend since 1994.

•Remained solidly positioned with 328,562 barrels of crude oil inventory at December 31, 2022 compared to 259,489 barrels at December 31, 2021.

•Ended 2022 with a combined owned or leased fleet across the organization of 669 tractors and 1,219 trailers compared to 524 tractors and 1,119 trailers at the end of 2021. Through its continued targeted efforts to maintain a modernized fleet, Adams’ average life of its tractor fleet was 3.6 years at December 31, 2022 compared to 3.0 years at December 31, 2021.

Kevin J. Roycraft, Adams’ Chief Executive Officer, said, “We are pleased to report exceptional operating and financial performance in 2022, overcoming a very challenging market environment. Despite inflationary headwinds, the Company delivered strong adjusted cash flow for the year. Fourth quarter results were challenged by multiple incremental costs, largely bi-products of the repurchase of the KSA shares and the acquisitions of Phoenix and Firebird. We are very excited about the positive impacts this share repurchase and the acquisitions will have for the Company both now, and into the future. In the fourth quarter of 2022, construction began on our first connection to our recently acquired VEX Pipeline. We expect this connection will be completed and operational toward the end of second quarter or early into third quarter. This connection will expand the reach of the pipeline and allow greater access to third-party barrel growth. I am thankful to all of our team members for their work and dedication in 2022 that has positioned the Company for continued growth and shareholder value creation.”

Capital Investments and Dividends

During the fourth quarter of 2022, the Company spent capital of $0.7 million for various equipment. In addition, Adams paid dividends of $0.6 million ($0.24 per common share).

For the full year 2022, Adams spent capital of $7.5 million for the purchase of 23 tractors and 11 trailers, the purchase of land and easements in connection with a planned pipeline connection, and other various equipment.

As previously announced on February 21, 2023, the Company’s Board of Directors declared a quarterly cash dividend for the fourth quarter of 2022 in the amount of $0.24 per common share, payable on March 24, 2023 to shareholders of record as of March 10, 2023.

Outlook

Mr. Roycraft concluded, “In 2023, the Adams’ team will continue to execute on our strategic vision to maximize shareholder value through both organic and acquisitive growth and by improving efficiencies across the organization. Our primary focus will be on the integration and optimization of our recently acquired entities and capitalizing on available synergies between the divisions to create new service offerings for our diverse customer base. Additionally, we will continue to improve on our strong financial position which currently includes available debt capacity of $51.6 million and available cash in excess of $20 million. This focus and financial strength will allow Adams to continue to provide long-term value to our shareholders and demonstrate return on capital through our continued payment of quarterly cash dividends.”

Use of Non-GAAP Financial Measures

This press release and accompanying schedules includes the non-GAAP financial measures of adjusted cash flow, adjusted net earnings (losses) and adjusted earnings (losses) per common share. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measures calculated and presented in accordance with GAAP. Company management believes these measures are useful indicators of the financial performance of our business and uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against peer companies. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities, earnings per share or any other measure of financial performance calculated and presented in accordance with GAAP. Adams’ non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Adams does.

About Adams Resources & Energy, Inc.

Adams Resources & Energy, Inc. is engaged in crude oil marketing, transportation, terminalling and storage, tank truck transportation of liquid chemicals and dry bulk, interstate bulk transportation logistics of crude oil, condensate, fuels, oils and other petroleum products and recycling and repurposing of off-specification fuels, lubricants, crude oil and other chemicals through its subsidiaries, GulfMark Energy, Inc., Service Transport Company, Victoria Express Pipeline, LLC, GulfMark Terminals, LLC, Firebird Bulk Carriers, Inc. and Phoenix Oil, Inc. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, capital deployment plans and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, and any other risk factors included in Adams’ reports filed with the Securities and Exchange Commission. However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609

Investor Relations Contact
Gary Guyton or Steven Hooser
Three Part Advisors
(214) 442-0016

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues:
Marketing	$707,728	$619,699	$3,232,193	$1,930,042
Transportation	26,322	24,940	112,376	94,498
Pipeline and storage	—	149	—	664
Logistics and repurposing	13,671	—	22,348	—
Total revenues	747,721	644,788	3,366,917	2,025,204

Costs and expenses:
Marketing	710,121	612,476	3,208,595	1,898,126
Transportation	21,702	19,152	89,973	75,295
Pipeline and storage	703	532	2,502	2,126
Logistics and repurposing	12,069	—	19,651	—
General and administrative	4,858	3,862	17,718	13,701
Depreciation and amortization	6,598	5,094	22,707	19,797
Total costs and expenses	756,051	641,116	3,361,146	2,009,045

Operating (losses) earnings	(8,330)	3,672	5,771	16,159

Other income (expense):
Interest income	256	10	921	243
Interest expense	(918)	(144)	(1,287)	(746)
Total other (expense) income, net	(662)	(134)	(366)	(503)

(Losses) earnings before income taxes	(8,992)	3,538	5,405	15,656

Income tax benefit (provision)	1,723	(713)	(1,918)	(3,768)

Net (losses) earnings	$(7,269)	$2,825	$3,487	$11,888

(Losses) earnings per share:
Basic net (losses) earnings per common share	$(2.34)	$0.65	$0.86	$2.78
Diluted net (losses) earnings per common share	$(2.30)	$0.64	$0.85	$2.75

Dividends per common share	$0.24	$0.24	$0.96	$0.96

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$20,532	$97,825
Restricted cash	10,535	9,492
Accounts receivable, net of allowance for doubtful accounts	189,039	137,789
Accounts receivable – related party	—	2
Inventory	26,919	18,942
Derivative assets	—	347
Income tax receivable	—	6,424
Prepayments and other current assets	3,118	2,389
Total current assets	250,143	273,210

Property and equipment, net	106,425	88,036
Operating lease right-of-use assets, net	7,720	7,113
Intangible assets, net	9,745	3,317
Goodwill	6,428	—
Other assets	3,698	3,027
Total assets	$384,159	$374,703

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$204,391	$168,224
Accounts payable – related party	31	—
Derivative liabilities	330	324
Current portion of finance lease obligations	4,382	3,663
Current portion of operating lease liabilities	2,712	2,178
Other current liabilities	19,214	11,622
Total current liabilities	231,060	186,011
Other long-term liabilities:
Long-term debt	24,375	—
Asset retirement obligations	2,459	2,376
Finance lease obligations	12,085	9,672
Operating lease liabilities	5,007	4,938
Deferred taxes and other liabilities	15,996	11,320
Total liabilities	290,982	214,317

Commitments and contingencies

Shareholders’ equity	93,177	160,386
Total liabilities and shareholders’ equity	$384,159	$374,703

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Operating activities:
Net (losses) earnings	$(7,269)	$2,825	$3,487	$11,888
Adjustments to reconcile net (losses) earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	6,598	5,094	22,707	19,797
Gains on sales of property	(803)	(201)	(2,512)	(733)
Provision for doubtful accounts	—	(3)	(20)	(6)
Stock-based compensation expense	310	213	1,022	854
Deferred income taxes	(375)	263	(2,136)	(1,401)
Net change in fair value contracts	2,237	18	353	(14)
Changes in assets and liabilities:
Accounts receivable	9,483	(7,617)	(46,577)	(37,984)
Accounts receivable/payable, affiliates	16	3	33	(2)
Inventories	2,925	5,420	(7,334)	394
Income tax receivable	—	(235)	6,424	6,864
Prepayments and other current assets	(1,060)	(880)	(592)	575
Accounts payable	(12,163)	13,404	34,762	82,170
Accrued liabilities	(2,162)	(1,462)	4,327	(692)
Other	208	(48)	(167)	(684)
Net cash (used in) provided by operating activities	(2,055)	16,794	13,777	81,026

Investing activities:
Property and equipment additions	(694)	(2,453)	(7,491)	(12,382)
Acquisition of Firebird and Phoenix, net of cash acquired	443	—	(33,147)	—
Proceeds from property sales	893	400	3,102	2,286
Insurance and state collateral refunds	1,202	—	1,533	—
Net cash provided by (used in) investing activities	1,844	(2,053)	(36,003)	(10,096)

Financing activities:
Borrowings under Credit Agreement	72,000	—	117,000	8,000
Repayments under Credit Agreement	(62,625)	(8,000)	(92,625)	(8,000)
Principal repayments of finance lease obligations	(1,250)	(1,127)	(4,741)	(4,367)
Payment for financed portion of VEX acquisition	—	—	—	(10,000)
Cash paid for debt issuance costs	(1,679)	—	(1,679)	—
Repurchase of common shares from KSA	(69,928)	—	(69,928)	—
Net proceeds from sale of equity	1,441	326	1,724	2,830
Dividends paid on common stock	(595)	(1,045)	(3,775)	(4,141)
Net cash used in financing activities	(62,636)	(9,846)	(54,024)	(15,678)

(Decrease) Increase in cash and cash equivalents, including restricted cash	(62,847)	4,895	(76,250)	55,252
Cash and cash equivalents, including restricted cash, at beginning of period	93,914	102,422	107,317	52,065
Cash and cash equivalents, including restricted cash, at end of period	$31,067	$107,317	$31,067	$107,317

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Reconciliation of Adjusted Cash Flow to
Net (Losses) Earnings:
Net (losses) earnings	$(7,269)	$2,825	$3,487	$11,888
Add (subtract):
Income tax (benefit) provision	(1,723)	713	1,918	3,768
Depreciation and amortization	6,598	5,094	22,707	19,797
Gains on sales of property	(803)	(201)	(2,512)	(733)
Stock-based compensation expense	310	213	1,022	854
Inventory liquidation gains	—	(62)	—	(10,344)
Inventory valuation losses	4,070	—	2,008	—
Net change in fair value contracts	2,237	18	353	(14)
Adjusted cash flow	$3,420	$8,600	$28,983	$25,216

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Adjusted net (losses) earnings and (losses)
earnings per common share (Non-GAAP):
Net (losses) earnings	$(7,269)	$2,825	$3,487	$11,888
Add (subtract):
Gains on sales of property	(803)	(201)	(2,512)	(733)
Stock-based compensation expense	310	213	1,022	854
Net change in fair value contracts	2,237	18	353	(14)
Inventory liquidation gains	—	(62)	—	(10,344)
Inventory valuation losses	4,070	—	2,008	—
Tax effect of adjustments to (losses) earnings	(1,221)	7	(183)	2,150
Adjusted net (losses) earnings	$(2,676)	$2,800	$4,175	$3,801

Adjusted (losses) earnings per common share	$(0.85)	$0.64	$1.02	$0.88

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Reconciliation of Adjusted Cash Flow to Net Cash
(Used in) Provided by Operating Activities:
Net cash (used in) provided by operating activities	$(2,055)	$16,794	$13,777	$81,026
Add (subtract):
Income tax provision (benefit)	(1,723)	713	1,918	3,768
Deferred income taxes	375	(263)	2,136	1,401
Provision for doubtful accounts	—	3	20	6
Inventory liquidation gains	—	(62)	—	(10,344)
Inventory valuation losses	4,070	—	2,008	—
Changes in assets and liabilities	2,753	(8,585)	9,124	(50,641)
Adjusted cash flow	$3,420	$8,600	$28,983	$25,216

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